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                                        Contacts:
                                        Nextel
                                        Paul Blalock (201) 531-5200

                                        AMS
                                        Linda Frasier (818) 593-3000


                            NEXTEL AND AMS ANNOUNCE
                          DEFINITIVE MERGER AGREEMENT

RUTHERFORD, NJ, April 26, 1995 -- Nextel Communications, Inc., (NASDAQ: CALL) and American Mobile Systems, Incorporated (NASDAQ: AMSE) announced today that they have entered into a definitive agreement for a tax-free merger. The definitive merger agreement replaces, except in limited circumstances, the previously announced and pending stock purchase agreement between the companies, and has been approved by the Board of Directors of both companies.

Under terms of the merger agreement, each AMS share not currently held by Nextel will be exchanged for 0.62 of a share of Nextel common stock. Up to 4.2 million Nextel shares will be issued, valuing the transaction at approximately $65 million based on Nextel's closing share price of $15.63 on April 25, 1995. The closing of the transaction is subject to various conditions, including AMS shareholder approval, and is expected to close during the summer of 1995.

AMS is a leading provider of specialized mobile radio services in the state of Florida.

Nextel is the leading provider of integrated wireless communications services focusing on the needs of mobile work groups. Nextel's Digital Mobile networks are presently operating throughout most of California, and the greater metropolitan areas of New York and Chicago. Digital Mobile service is expected to be introduced in Florida during 1996.

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